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                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                                  Three Months Ended
                                                      March 31
                                                  ------------------
                                                  1996          1995
                                                  ----          ----
EQUIVALENT SHARES:

Average shares outstanding                    397,459,976   357,422,449
Additional Shares due to:
Stock options                                   5,949,398     4,378,665

Series C Preferred Shares                      36,000,000    36,000,000
                                              -----------   -----------
Total equivalent shares                       439,409,374   397,801,114
                                              ===========   ===========


ADJUSTED EARNINGS
(in millions):

Loss from Continuing Operations                   $  (764)     $    (9)
Less:  Series B preferred
  stock dividends                                       -           13
                                                  -------      -------
Adjusted loss from Continuing Operations          $  (764)     $   (22)
                                                  -------      -------
Income from Discontinued Operations               $ 1,008      $    24
Extraordinary item                                    (63)           -
                                                  -------      -------
Adjusted net income                               $   181      $     2
                                                  =======      =======

EARNINGS (LOSS) PER SHARE
From Continuing Operations                        $ (1.74)     $ (0.05)
From Discontinued Operations                         2.29         0.06
From Extraordinary item                             (0.14)           -
                                                  -------      -------
Earnings (loss) per share (a)                     $  0.41      $  0.01
                                                  =======      =======


(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 11 to the condensed consolidated financial statements included in Part I of this report


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